WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


DATA STATED IN MILLIONS




                   VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                                           SECOND QTR SECOND QTR  -- YEAR TO DATE --
REGULATION         STATEMENT                                  1994       1993       1994       1993

5-02(1)            Cash and cash items                         114        100
5-02(2)            Marketable securities                        --         --
5-02(6)(a)(1)      Finished goods                              263        309
5-02(9)            Total current assets                      1,307      1,374
5-02(18)           Total assets                              5,914      5,927
5-02(21)           Total current liabilities                 1,645      1,530
5-02(22)           Bonds, mortgages & other long term debt     727        803
5-02(23)           Indebtedness to related parties              --         --
5-02(29)           Preferred stock-no mandatory redemption      --         --
5-02(30)           Common stock                                129        129
5-02(31)(a)(1)     Additional paid in capital                1,307      1,302
5-02(31)(a)(3)(ii) Retained earnings - unappropriated        1,579      1,554
5-03(b)(1)(a)      Net sales tangible products               2,218      2,360      4,274      4,645
5-03(b)(8)         Interest & amortization of debt discount     18         19         36         38
5-03(b)(10)        Income before taxes and other items          14        115         63        174
5-03(b)(11)        Income tax expense                            2         45         17         69
5-03(b)(18)        Cumulative effect - change in acctg. prin.   --         --         (7)         5
5-03(b)(19)        Net income                                   12         70         39        110